UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2018

Zenergy Brands, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55771	20-8881686
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7700 Windrose Ave. #G300, Plano, Texas 75024

(Address of principal executive offices)       (Zip Code)

469-228-1400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 3, 2018, Zenergy Power & Gas, Inc. (“ZP&G”), a Texas corporation and a wholly-owned subsidiary of Zenergy Brands, Inc., a Nevada corporation (the “Company”) consummated the purchase of 87.37% of the issued and outstanding equity interests (the “Purchased Interests”) of Enertrade Electric, LLC, a Texas limited liability company (“Enertrade”), from Luccirelli & Gomez, LLC (“L&G”) and TCN Holdings, LLC (“TCN” and together with L&G, collectively, the “Sellers”), pursuant to the terms and conditions of that certain Equity Interest Purchase Agreement and any amendments associated with the same, dated January 20, 2017, by and among ZP&G, Enertrade, the Sellers, and Genaro Gomez Castanares and Donnie Goodwin (the “Principals”).

Soon after the purchase, the Company realized that the Sellers had made at least three material misrepresentations in the respective disclosure schedule. The Company decided to attempt to address and repair these areas within Enertrade, which had been misrepresented by the Sellers. Simultaneously, the Company and the Sellers have entered into settlement negotiations regarding the original purchase agreement, terms, and obligations, which continue to this day. Since the purchase date above, Enertrade has been operationally managed by a team, selected and managed by the Company. Since the acquisition date of April 3, 2018 to September 30, 2018, Enertrade Electric, LLC generated approximately $735,000 in revenue. In spite of the progress that had been made, over the past approximate 30 days, the Company concluded that it was in its best interest to cease its REP operations and plan a re-launch sometime in 2019.

To the same, on December 10, 2018, Enertrade entered into an asset purchase agreement transaction with Infuse Energy, LLC wherein Enertrade would sell and transfer all of its electricity customers to Infuse Energy. Due to some of the various problems and setbacks inherited within the infrastructure of Enertrade, the Company was not able to monetize the assets of Enertrade in a favorable manner; instead, the Company had to pay a one-time sum of $60,000.00 to Infuse Energy, LLC in order to take the assets of Enertrade. The effective date of this transaction is expected to take effect on or around December 13, 2018. Shortly thereafter, the Company will unwind the operation of Enertrade completely, while settling all respective vendor or supplier accounts over the next quarter. The Company has voluntarily released the Enertrade Retail Electric Provider license.

The Company’s plan is for ZP&G to relaunch its commodity sales business on a more effective operating platform, with a new strategic wholesale supplier as its premier vendor sometime in 2019. As a result of all of these events, the Company is also exploring ways to better separate its business units, in order to better accommodate its existing and any anticipated future senior secured lenders. The Company believes that these changes will not have a negative impact on the Company’s primary business unit otherwise known as the Zero Cost Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zenergy Brands, Inc.
(Registrant)

Date: December 14, 2018	/s/ ALEX RODRIGUEZ
ALEX RODRIGUEZ
Chief Executive Officer